Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver Colorado 80202

1-303-794-8445 · Fax: 1-303-794-8451

Denver, Colorado – FOR RELEASE AT 2:30 P.M. MOUNTAIN TIME

Date: December 3, 2013

Double Eagle Petroleum Announces a New Chairman of the Board and Commences a Search for a CFO

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) (the “Company”) announced today the election of Roy Cohee, a Company director since 2001, as Chairman of the Board of Directors of the Company, replacing Richard Dole. Mr. Dole will continue to serve as the Company’s President and Chief Executive Officer and on the Board of Directors of the Company. The Board determined that separating the offices of Chairman of the Board and Chief Executive Officer will facilitate the Board’s active engagement in reviewing and setting the strategic direction of the Company. Sigmund Balaban will replace Mr. Cohee as chairman of the Compensation Committee of the Board.

Mr. Cohee is President of C & Y Transportation Co., based in Casper, Wyoming, a privately-held company focused on the transportation and storage of oil field equipment and supplies throughout the Western U.S. and Canada. Mr. Cohee served in the Wyoming Legislature from 1999 through 2010 in a variety of positions, including chairman of House Revenue, House Transportation and Highways, Select Committee on Local Government Finance, Capital Finance and Investments, Majority Floor Leader and Speaker of the House.

The Company has also commenced a search for a Chief Financial Officer of the Company. Kurtis Hooley, the Company’s Chief Operating Officer, assumed the position of Chief Financial Officer upon the resignation of the prior Chief Financial Officer in August 2013. The Company believes that it needs to engage a new Chief Financial Officer so that Mr. Hooley can focus on operations. Mr. Hooley will work with the Chief Executive Officer of the Company in identifying and hiring his successor as Chief Financial Officer.

About Double Eagle

Double Eagle Petroleum Co., which is headquartered in Denver, Colorado, explores, develops, and sells natural gas and crude oil, with natural gas in the Rocky Mountain region. The Company currently has development activities and opportunities in its Atlantic Rim coalbed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com